Exhibit 99.5



                       CONVERSION APPRAISAL UPDATE REPORT
                        HARBOR FLORIDA BANCSHARES, INC.

                          PROPOSED HOLDING COMPANY FOR
                          HARBOR FEDERAL SAVINGS BANK
                              Fort Pierce, Florida

                              Stock Prices As Of:
                               December 19, 1997









                                  Prepared By:

                               RP Financial, LC.
                             1700 North More Street
                                   Suite 2210
                           Arlington, Virginia 22209

                      [LETTER HEAD FOR RP FINANCIAL, LC.]



                                                               December 19, 1997



Boards of Directors
Harbor Financial, M.H.C.
Harbor Florida Bancorp, Inc.
Harbor Florida Bancshares, Inc.
Harbor Federal Savings Bank
100 South Second Street
Fort Pierce, Florida  34950


Gentlemen:


         At your request, we have completed and hereby provide an updated independent appraisal ("Appraisal Update") of the estimated pro forma market value of the common stock which is to be issued by Harbor Florida Bancshares, Inc. (the "Holding Company"), in connection with the mutual-to-stock conversion of Harbor Financial, M.H.C., Fort Pierce, Florida (the "Mutual Holding Company" or the "MHC"). The Mutual Holding Company currently has a majority ownership interest in, and its principal asset consists of, approximately 53 percent of the common stock of Harbor Florida Bancorp, Inc. ("Harbor Florida"), a mid-tier savings institution holding company whose principal asset consists of 100 percent of the outstanding common stock of Harbor Federal Savings Bank, Fort Pierce, Florida ("Harbor Federal" --throughout the remainder of the Appraisal Update, the consolidated operations of Harbor Florida will be referred to as either Harbor Florida or the "Bank"). The remaining 47 percent of Harbor Florida's common stock is owned by public stockholders (the "Public Shares"). It is our understanding that the Holding Company will offer its stock to depositors, the Bank's employee stock ownership plan ("ESOP"), members of the local community and the public at large. This appraisal update is being furnished to the Office of Thrift Supervision ("OTS"). Our original appraisal report, dated September 19, 1997 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

         This updated appraisal reflects the following: (1) a review of recent developments in the Bank's financial condition, including updated financial data through September 30, 1997; (2) an updated comparison of Harbor Florida's financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the Original Appraisal date, along with updated stock prices as of December 19, 1997.

         Pro forma market value is defined as the price at which Harbor Florida's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.


Discussion of Relevant Considerations

     1.  Financial Results

         Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 1997 and updated unaudited financial information through September 30, 1997. The overall composition of Harbor Florida's September 30, 1997 balance sheet was comparable to the June 30, 1997 data, with the Bank posting a moderate increase in assets consistent with recent trends. Updated earnings for the Bank also reflect modest growth due in part, to growth of interest-earning assets which has contributed to growth of Harbor Florida's net interest margin.

         Harbor Florida's total assets increased moderately by $14.3 million from June 30, 1997 to a level of $1.1 billion at September 30, 1997, representing an annual growth rate of approximately 5.2 percent. Consistent with the limited change in the total assets balance, the composition of the Bank's interest-earning assets ("IEA") reflected modest change as well, with slight increases in loans receivable and mortgage-backed securities ("MBS") and a slight decrease in cash and investments. Reflecting Harbor Florida's continued retail banking emphasis, the balance sheet remains dominated by loans receivable with the balance of net loans receivable equal to $834.4 million. Overall, the concentration of loans increased slightly from 73.3 percent of total assets to
73.7 percent as of September 30, 1997.

         The balance of interest-earning assets consisted of cash, investments and mortgage-backed securities ("MBS"). Over recent years, the Bank has utilized MBS as a means to increase the level of interest-earning assets, as an avenue to deploy excess liquidity, and as an investment vehicle to leverage the balance sheet. MBS equaled $176.8 million at September 30, 1997, equal to 15.6 percent of assets, which reflects an increase from the 14.0 percent of assets at June 30, 1997. The balance of interest-earning assets have been invested in cash, interest-earning assets and investment securities which totaled $93.0 million, equal to 8.2 percent of total assets as of September 30, 1997, down from a level of 10.3 percent of assets as of the prior quarter end. Harbor Florida anticipates the level of cash and investments will initially increase following the completion of the second step conversion and stock offering and be gradually reduced as the Bank redeploys such funds into loans, which is its long-term use of proceeds.

         Asset quality ratios remained favorable for the Bank, with the ratio of non-performing assets to total assets equaling 0.43 percent as of September 30, 1997, as compared to 0.46 percent as of June 30, 1997. Similarly, reserve coverage ratios and allowances for loan losses as a percent of total loans did not change materially over the quarter.

                                    Table 1
                          Harbor Florida Bancorp, Inc.
                             Recent Financial Data



                                   At June 30, 1997       At September 30, 1997
                                 ----------------------  -----------------------
                                                 (% of                  (% of
                                    Amount      Assets)    Amount       Assets)
                                    ------      -------    ------       -------
                                    ($000)        (%)      ($000)         (%)
Balance Sheet Data
Total Assets .................   $1,116,718     100.0%   $1,131,024     100.0%
Loans Receivable, Net ........      818,879      73.3       834,411      73.7
Mortgage-Backed Securities ...      156,559      14.0       176,854      15.6
Cash & Investments ...........      114,851      10.3        93,033       8.2
Real Estate Owned ............        2,896       0.3         2,314       0.2
Goodwill .....................        3,100       0.3         3,045       0.3
Deposits .....................      904,904      81.0       911,576      80.6
Borrowings ...................      100,449       9.0       100,475       8.9
Stockholders' Equity .........       93,706       8.4        96,802       8.6
Tangible Stockholders' Equity        90,606       8.1        93,757       8.3


                                              12 Months Ended               12 Months Ended
                                               June 30, 1997               September 30, 1997
                                         ------------------------       -------------------------
                                                           (% of                          (% of
                                                            Avg.                           Avg.
                                          Amount           Assets)         Amount         Assets)
                                          ------           -------         ------         -------
                                          ($000)             (%)           ($000)           (%)
Summary Income Statement
Interest Income ......................   $ 82,691           7.61%         $ 84,814         7.75%
Interest Expense .....................    (43,843)         (4.03)          (45,159)       (4.13)
                                         --------           ----          --------         ----
  Net Interest Income ................   $ 38,848           3.57%         $ 39,665         3.63%
Provision for Loan Losses ............       (529)         (0.05)             (782)       (0.07)
                                         --------           ----          --------         ----
  Net Interest Income After Provisions   $ 38,319           3.52%         $ 38,873         3.55%
Other Income .........................      3,574           0.33             3,880         0.36
Operating Expense ....................    (20,635)         (1.90)          (21,148)       (1.93)
                                         --------           ----          --------         ----
  Net Operating Income ...............   $ 21,258           1.96%         $ 21,605         1.97%
Gain on Sale of MBS & Other Sec ......         50           0.00               188         0.02
Income from RE Opns ..................         15           0.00               145         0.01
Special SAIF Assessment ..............     (4,552)         (0.42)               --           --
                                         --------           ----          --------         ----
  Gains and Net Non-Operating Income .   ($ 4,487)         (0.38)%        $    333         0.03%
Net Income Before Tax ................     16,771           1.54            21,938         2.00
Income Taxes .........................     (6,564)         (0.60)           (8,611)       (0.79)
                                         --------           ----          --------         ----
  Net Income (Loss) ..................   $ 10,207           0.94%         $ 13,327         1.22%
                                         --------           ----          --------         ----
Estimated Core Income (1) ............   $ 12,904           1.19%         $ 13,129         1.20%
                                         ========           ====          ========         ====

------------

(1) Addback non-operating items on tax effected basis using a 39.3 percent effective rate as of June 30, 1997 and a 40.7 percent effective rate as of September 30, 1997.

Source:  Harbor Florida's prospectus and RP Financial calculations.

         Harbor Florida's operations continued to be funded primarily with retail deposits, as deposits constituted 80.6 percent of total liabilities and capital at September 30, 1997. During the quarter, deposits increased modestly to equal $911.6 million as of September 30, 1997. Harbor Florida also utilizes borrowed funds as a supplement to deposits to fund operations, with borrowings comprising 8.9 percent of total liabilities at capital at September 30, 1997. The overall balance of borrowed funds was $100.5 million at September 30, 1997, substantially unchanged from the June 30, 1997 balance. The increase in assets over the most recent quarter was funded primarily by the increase in deposits and retained earnings.

         Positive earnings during the quarter ended September 30, 1997 supported the increase in the Bank's capital to $96.8 million at September 30, 1997, versus a comparative balance of $93.7 million at June 30, 1997. Asset growth during the quarter was slower than the growth in capital, resulting in the Bank's capital ratio increasing from 8.4 percent at June 30, 1997 to 8.6 percent at September 30, 1997. Tangible capital increased to $93.8 million or 8.3 percent of assets as of September 30, 1997.

         Harbor Florida's operating results for the twelve months ended June 30, 1997 and September 30, 1997 are also set forth in Tabley1. Updated earnings for the Bank were significantly higher, which was largely attributable to the one time SAIF assessment being omitted from the trailing twelve month earnings base as of September 30, 1997. Core earnings (omitting the impact of the SAIF assessment and other non-operating items) was modestly higher compared to the trailing twelve month earnings base from June 30, 1997. Overall, Harbor Florida's core earnings benefitted from balance sheet growth which caused the net interest margin to expand at a faster pace the operating expenses. For the twelve months ended June 30, 1997 and September 30, 1997, estimated core earnings for the Bank totaled $12.9 million and $13.1 million, respectively.

         The Bank's updated net interest income increased to $39.7 million from $38.8 million, and the ratio of net interest income to average increased to 3.57 percent from 3.63 percent. Net interest income increased as a result of higher interest income as measured as a percent of average assets and the aforementioned balance sheet growth.

         Operating expenses were also higher as the larger asset size and higher level of business activity increased overall operating costs. For the twelve months ended September 30, 1997, Harbor Florida's operating expenses equaled $21.1 million, equal to 1.93 percent of average assets, as compared to $20.6 million, or 1.90 percent of average assets for the twelve months ended June 30, 1997. No material increases to the Bank's expenses are anticipated by management in the future although Harbor Florida may likely experience upward pressures on expense levels due to inflation and the cost of stock based benefit plans resulting from the second step conversion.

         Harbor Florida's relatively undiversified lending operations continue to provide a relatively modest level of non-interest "other" income. During the quarter, the Bank's other income increased from $3.6 million to $3.9 million for the twelve months ended September 30, 1997, increasing from 0.33 percent to 0.36 percent of average assets.

         Other components of Harbor Florida's income and expenses remained relatively unchanged on a trailing twelve month basis incorporating updated financial data. Provision for loans losses equaled $0.5 million or 0.05 percent of average assets for the twelve months ended June 30, 1997 and $0.8 million or
0.07 percent for the twelve months ended September 30, 1997. The most significant difference between the June and September figures is in "gains and other non-operating income", which improved from a loss of $4.5 million or 0.38 percent of average assets at June 30, 1997 to a gain of $0.3 million or 0.03 percent of average assets at September 30, 1997. The primary difference between the two quarters is the elimination of the SAIF assessment from the trailing twelve month earnings base for the September 30, 1997 quarter. (NOTE: the core earnings figures used in the valuation omitted the impact of the SAIF assessment.)

         Overall, due primarily to the aforementioned elimination of the SAIF assessment as of September 30, 1997, net income increased by $3.1 million to equal $13.3 million or 1.22 percent of average assets for the twelve months ended September 30, 1997. Core earnings adjusted to exclude net non-operating items on a tax effected basis realized a more modest increase and equaled $13.1 million, or 1.20 percent of average assets based on updated financial data.

     2.  Peer Group Financial Comparisons

         Tables 2 and 3 present the financial characteristics and operating results for Harbor Florida, the Peer Group and all publicly-traded SAIF-insured thrifts. Harbor Florida's financial information is based on results through September 30, 1997, while financial data for the Peer Group is as of September 30, 1997 or June 30, 1997 (i.e, the latest data which is publicly available).

         In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Relative to the Peer Group, the Bank's interest-earning asset composition continued to reflect a higher concentration of loans, a comparable concentration of MBS, and a significantly lower level of cash and investments. A more detailed analysis of the respective loan portfolios of Harbor Florida and the Peer Group set forth in the Original Appraisal continue to indicate that both Harbor Florida and the Peer Group are primarily residential mortgage lenders and Harbor Florida has a greater proportion of its portfolio invested in residential construction loans while conversely, the Peer Group has diversified its portfolio to include a higher proportion of income producing property loans. Overall, the Bank's interest-earning assets amounted to 97.5 percent of assets, which remains comparable to the Peer Group ratio of 97.0 percent.

         The mix of deposits and borrowings maintained by Harbor Florida and the Peer Group also did not change significantly. Harbor Florida's funding composition continued to reflect a higher concentration of deposits and a lower level of borrowed funds. Updated interest-bearing liabilities to assets ratios equaled 89.5 percent and 82.5 percent for the Bank and the Peer Group, respectively, with Harbor Florida's higher ratio continuing to be largely attributable to the maintenance of a lower capital position. Harbor Florida posted an updated equity-to-assets ratio of 8.6 percent, versus a comparative ratio of 15.7 percent for the Peer Group. Goodwill was 0.5 percent of assets for the Peer Group while intangibles equaled 0.3 percent of assets for Harbor Florida, reducing tangible equity to 8.3 percent of assets. Overall, Harbor Florida's updated interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio equaled 108.9 percent, which remained below the comparative Peer Group average of 117.6 percent. As noted in the Original Appraisal, the additional capital realized from the stock conversion should serve to largely address the lower IEA/IBL ratio currently maintained by the Bank.

         Updated growth rates for Harbor Florida and the Peer Group growth rates reflect growth for the twelve months ended September 30, 1997 or the most recent data available. In general, comparable growth trends between Harbor Florida and the Peer Group were unchanged, with the Bank posting positive growth in all major balance sheet items including total assets, loans & MBS, deposits and net worth. The Peer Group continued to post faster growth rates for total assets and loans. Specifically, asset growth rates of positive 7.0ypercent and 16.6 percent were posted by the Bank and the Peer Group, respectively. The Bank's asset growth measures reflect the strong loan growth was recorded during the period (positive growth rate of 9.5 percent), with funding for the loan portfolio being largely provided by the cash and investments portfolio (shrinkage of 14.8 percent) and growth in deposits and equity (growth of 7.0 percent and 14.1 percent respectively). The Peer Group's asset growth measures reflect faster growth in loans & MBS (positive growth rate of 22.2 percent) funded primarily with deposits (9.8 percent growth). These relative growth trends are consistent with those cited in the Original Appraisal.


                                    Table 2
                   Balance Sheet Composition and Growth Rates
                        Comparable Institution Analysis
                            As of September 30, 1997


                                                            Balance Sheet as a Percent of Assets
                                 -----------------------------------------------------------------------------------------------
                                  Cash and                             Borrowed    Subd.   Net   Goodwill  Tng Net     MEMO:
                                 Investments  Loans     MBS   Deposits   Funds     Debt   Worth  & Intang   Worth    Pref. Stock
                                 -----------  -----     ---   --------   -----     ----   -----  --------   -----    -----------

Harbor Florida Bancorp
September 30, 1997 ..................  8.2     73.7     15.6     80.6      8.9     0.0      8.6     0.3      8.3     0.0

SAIF-Insured Thrifts ................ 17.4     68.3     11.1     70.0     15.3     0.2     12.8     0.2     12.6     0.0
State of FL ......................... 14.5     70.5      9.7     69.6     15.7     2.4      9.1     0.3      8.8     0.2
Comparable Group
 Average ............................ 20.6     63.6     12.8     66.7     15.8     0.0     15.7     0.5     15.2     0.0
  Mid-Atlantic Companies ............ 25.1     53.0     19.0     67.1     14.3     0.0     16.4     0.5     15.8     0.0
  North-West Companies .............. 13.8     69.8     13.7     54.5     27.1     0.0     16.6     0.5     16.1     0.0
  South-East Companies .............. 19.4     72.2      4.3     66.5     16.7     0.0     15.4     0.9     14.5     0.0
  Other Comparative
   Companies ........................ 17.0     75.5      5.1     78.1      7.1     0.0     13.4     0.1     13.3     0.0

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL ........................ 14.2     76.7      6.8     80.2      5.2     0.0     13.7     0.0     13.7     0.0

Mid-Atlantic Companies
----------------------
DIME  Dime Community
 Bancorp of NY ...................... 22.9     57.0     15.9     72.0     12.7     0.0     13.5     1.9     11.6     0.0
FFIC  Flushing Fin
 Corp. of NY ........................ 18.9     59.3     19.1     67.0     17.2     0.0     14.2     0.6     13.6     0.0
GAF  GA Financial Corp
 of PA .............................. 32.5     37.8     28.1     56.9     25.0     0.0     14.6     0.1     14.5     0.0
JSB  JSB Financial,
 Inc. of NY ......................... 36.1     60.7      0.3     73.3      0.0     0.0     23.2     0.0     23.2     0.0
OCFC  Ocean Fin. Corp
 of NJ(1) ........................... 15.3     50.1     31.6     66.3     16.8     0.0     16.3     0.0     16.3     0.0

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA ...................... 13.0     66.7     17.0     51.7     32.8     0.0     13.7     1.0     12.6     0.0
KFBI  Klamath First
 Bancorp of OR(1) ................... 14.7     73.0     10.3     57.2     21.4     0.0     19.5     0.0     19.5     0.0

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC ........................ 11.4     79.3      6.0     51.0     28.5     0.0     18.8     0.0     18.8     0.0
ISBF  ISB Financial
 Corp. of LA(1) ..................... 27.4     65.0      2.6     82.0      5.0     0.0     12.0     1.8     10.2     0.0

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO ...................... 19.7     74.2      3.5     76.0      8.9     0.0     13.1     0.2     12.9     0.0


                                                                        Balance Sheet Annual Growth Rates
                                                ------------------------------------------------------------------------------------
                                                          Cash and          Loans                    Borrows.     Net        Tng Net
                                                Assets   Investments        & MBS       Deposits    & Subdebt    Worth        Worth
                                                ------   -----------        -----       --------    ---------    -----        -----
Harbor Florida Bancorp
September 30, 1997 ...................            6.96     -14.82            9.54         7.01         5.02      14.11         15.40

SAIF-Insured Thrifts .................           11.00       4.74           12.85         7.76        15.24       3.01          2.42
State of FL ..........................           22.04      -9.25           32.52        17.31        32.22      11.85          7.25
Comparable Group
 Average .............................           16.58      -1.07           22.20         9.78        30.19      -7.50         -9.22
  Mid-Atlantic Companies .............           19.25       3.20           28.95         5.63           NM      -2.79         -4.23
  North-West Companies ...............           15.78     -11.20           22.01         6.90        42.03      -5.72         -5.40
  South-East Companies ...............           20.26      14.63           18.45        25.74        34.08     -18.60        -24.61
  Other Comparative
   Companies .........................            6.99     -33.38            9.27         7.08        10.57      -7.61         -7.63

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL .........................           14.10     -33.38           30.35        11.09           NM      -3.39         -3.39

Mid-Atlantic Companies
----------------------
DIME  Dime Community
 Bancorp of NY .......................           13.04      -9.55           24.07         5.93           NM     -13.10        -13.89
FFIC  Flushing Fin
 Corp. of NY .........................           24.68     -25.71           50.17        12.81           NM       1.09         -2.96
GAF  GA Financial Corp
 of PA ...............................           36.23      42.54           38.60         9.56           NM      -7.51         -8.41
JSB  JSB Financial,
 Inc. of NY ..........................            0.81     -11.73           10.53        -2.45           NM       8.34          8.34
OCFC  Ocean Fin. Corp
 of NJ(1) ............................           21.51      20.47           21.41         2.31           NM         NM            NM

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA .......................           16.01     -10.71           22.24         8.16        42.03       0.63          1.26
KFBI  Klamath First
 Bancorp of OR(1) ....................           15.55     -11.85           21.78         5.64           NM     -12.07        -12.07

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC .........................            2.58     -30.87            8.81         0.78        70.21     -34.20        -34.20
ISBF  ISB Financial
 Corp. of LA(1) ......................           37.95      60.13           28.09        50.70        -2.05      -2.99        -15.01

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO .......................           -0.13         NM          -11.81         3.06        10.57     -11.84        -11.87

                                                Regulatory Capital
                                         ------------------------------------
                                         Tangible       Core        Reg. Cap.
                                         --------       ----        ---------
Harbor Florida Bancorp
September 30, 1997 ...................     7.29          7.29         15.15

SAIF-Insured Thrifts .................    11.02         11.07         22.62
State of FL ..........................     9.01          9.01         16.19
Comparable Group
 Average .............................    12.00         12.07         24.30
  Mid-Atlantic Companies .............    11.76         11.76         24.98
  North-West Companies ...............    11.06         11.84         23.22
  South-East Companies ...............    13.50         13.50         25.36
  Other Comparative
   Companies .........................    11.56         11.64         22.64

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL .........................    11.30         11.30         22.60

Mid-Atlantic Companies
----------------------
DIME  Dime Community
 Bancorp of NY .......................     9.62          9.62         19.44
FFIC  Flushing Fin
 Corp. of NY .........................    10.17         10.17         21.05
GAF  GA Financial Corp
 of PA ...............................    12.07         12.07         33.50
JSB  JSB Financial,
 Inc. of NY ..........................    15.07         15.07         20.78
OCFC  Ocean Fin. Corp
 of NJ(1) ............................    11.89         11.89         30.15

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA .......................      NM          12.61         23.31
KFBI  Klamath First
 Bancorp of OR(1) ....................    11.06         11.06         23.12

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC .........................    16.70         16.70         31.41
ISBF  ISB Financial
 Corp. of LA(1) ......................    10.29         10.29         19.30

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO .......................    11.82         11.97         22.67

------------
(1)  Financial information is for the quarter ending June 30, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliabile, but we cannot guarantee the accuracy or completeness of such information.

                                    Table 3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                        Comparable Institution Analysis
                 For the Twelve Months Ended September 30, 1997


                                                            Net Interest Income                                 Other Income
                                                     ---------------------------------                 -----------------------------
                                                                                 Loss     NII
                                             Net                                Provis.  After         Loan          R.E.     Other
                                            Income   Income   Expense   NII     on IEA   Provis.       Fees          Oper.    Income
                                            ------   ------   -------   ---     ------   -------       ----          -----    ------
Harbor Florida Bancorp
September 30, 1997 ...................       1.22     7.75     4.13     3.63     0.07     3.55          0.00          0.00     0.36

SAIF-Insured Thrifts .................       0.89     7.42     4.13     3.29     0.13     3.16          0.12          0.01     0.30
State of FL ..........................       1.06     7.68     4.48     3.20     0.27     2.93          0.19          0.31     0.35
Comparable Group
 Average .............................       1.02     7.31     3.74     3.57     0.07     3.49          0.07          0.01     0.19
  Mid-Atlantic Companies .............       1.02     7.14     3.38     3.76     0.09     3.67          0.10          0.01     0.15
  North-West Companies ...............       1.03     7.54     4.09     3.45     0.09     3.37          0.04          0.00     0.14
  South-East Companies ...............       0.92     7.56     4.07     3.49     0.00     3.49          0.05          0.01     0.29
  Other Comparative
   Companies .........................       1.10     7.24     3.97     3.27     0.07     3.20          0.04          0.01     0.25

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL .........................       0.99     7.42     4.02     3.40     0.15     3.25          0.09          0.00     0.15

Mid-Atlantic Companies
----------------------
DIME  Dime Community
 Bancorp of NY .......................       1.09     7.24     3.46     3.78     0.29     3.49          0.05         -0.03     0.21
FFIC  Flushing Fin
 Corp. of NY .........................       0.95     7.47     3.72     3.74     0.02     3.73          0.06         -0.02     0.19
GAF  GA Financial Corp
 of PA ...............................       1.08     7.18     3.54     3.64     0.04     3.60          0.00          0.00     0.26
JSB  JSB Financial,
 Inc. of NY ..........................       1.93     7.03     2.06     4.43     0.04     4.39          0.22          0.08     0.05
OCFC  Ocean Fin. Corp
 of NJ(1) ............................       0.03     6.77     3.57     3.20     0.07     3.13          0.14          0.03     0.03

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA .......................       1.24     7.66     4.14     3.52     0.12     3.40          0.08          0.00     0.22
KFBI  Klamath First
 Bancorp of OR(1) ....................       0.81     7.42     4.03     3.38     0.05     3.33          0.00          0.01     0.06

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC .........................       1.23     7.65     4.23     3.43    -0.06     3.48          0.00          0.01     0.13
ISBF  ISB Financial
 Corp. of LA(1) ......................       0.62     7.46     3.91     3.55     0.06     3.49          0.10          0.00     0.45

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO .......................       1.21     7.07     3.92     3.14    -0.01     3.15          0.00          0.02     0.34

                                           G&A/Other Exp.    Non-Op. Items
                                          ---------------   ---------------
                                  Total
                                  Other    G&A    Goodwill    Net    Extrao.
                                  Income  Expense   Amort.   Gains    Items
                                  ------  -------   ------   -----    -----
Harbor Florida Bancorp
September 30, 1997 ..............  0.36     1.88     0.05     0.03     0.00

SAIF-Insured Thrifts ............  0.43     2.20     0.02     0.01     0.00
State of FL .....................  0.84     2.58     0.03     0.41     0.00
Comparable Group
 Average ........................  0.27     1.90     0.04    -0.15     0.00
  Mid-Atlantic Companies ........  0.25     1.93     0.04    -0.22     0.00
  North-West Companies ..........  0.18     1.66     0.04    -0.26     0.00
  South-East Companies ..........  0.35     2.21     0.07    -0.04     0.00
  Other Comparative
   Companies ....................  0.00     1.78     0.01     0.05     0.00

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL ....................  0.24     1.99     0.00     0.09     0.00

Mid-Atlantic Companies
DIME  Dime Community
 Bancorp of NY ..................  0.23     1.83     0.19     0.05     0.00
FFIC  Flushing Fin
 Corp. of NY ....................  0.23     2.18     0.00    -0.06     0.00
GAF  GA Financial Corp
 of PA ..........................  0.26     2.12     0.02     0.04     0.00
JSB  JSB Financial,
 Inc. of NY .....................  0.35     1.83     0.00     0.32     0.00
OCFC  Ocean Fin. Corp
 of NJ(1) .......................  0.20     1.68     0.00    -1.46     0.01

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA ..................  0.30     1.86     0.08     0.11     0.00
KFBI  Klamath First
 Bancorp of OR(1) ...............  0.06     1.47     0.00    -0.63     0.00

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC ....................  0.14     1.89     0.00     0.26     0.00
ISBF  ISB Financial
 Corp. of LA(1) .................  0.56     2.53     0.13    -0.35     0.00

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO ..................  0.37     1.57     0.02     0.02     0.00

                               Yields, Costs, and Spreads
                              ---------------------------
                                                              MEMO:      MEMO:
                                Yield     Cost    Yld-Cost   Assets/   Effective
                              On Assets  Of Funds  Spread    FTE Emp.   Tax Rate
                              ---------  --------  ------    --------   --------
Harbor Florida Bancorp
September 30, 1997 ...........   7.94     4.61       3.33      3,556     39.30

SAIF-Insured Thrifts .........   7.58     4.77       2.81      4,223     37.04
State of FL ..................   8.21     5.09       3.12      3,985     36.52
Comparable Group
 Average .....................   7.55     4.63       2.92      4,622     44.28
  Mid-Atlantic Companies .....   7.40     4.20       3.19      5,077     51.70
  North-West Companies .......   7.75     5.16       2.59      3,527     37.15
  South-East Companies .......   7.84     5.07       2.77      5,092     39.53
  Other Comparative
   Companies .................   7.42     4.71       2.71      4,111     37.63

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of
 Leesburg FL .................   7.59     4.76       2.83      3,043     37.30

Mid-Atlantic Companies
----------------------
DIME  Dime Community
 Bancorp of NY ...............   7.59     4.20       3.39      5,632     40.22
FFIC  Flushing Fin
 Corp. of NY .................   7.68     4.50       3.18      5,334     47.54
GAF  GA Financial Corp
 of PA .......................   7.47     4.38       3.10      3,933     38.49
JSB  JSB Financial,
 Inc. of NY ..................   7.24     3.48       3.76      4,325     40.23
OCFC  Ocean Fin. Corp
 of NJ(1) ....................   6.99     4.45       2.54      6,162     92.02

North-West Companies
--------------------
FWWB  First Savings
 Bancorp of WA ...............   7.94     5.03       2.92      3,775     33.91
KFBI  Klamath First
 Bancorp of OR(1) ............   7.55     5.29       2.26      3,279     40.38

South-East Companies
--------------------
HFNC  HFNC Financial
 Corp. of NC .................   7.87     5.56       2.31      7,048     38.74
ISBF  ISB Financial
 Corp. of LA(1) ..............   7.82     4.58       3.24      3,136     40.31

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado
 Bancorp of CO ...............   7.26     4.67       2.59      5,180     37.97

------------
(1)  Financial information is for the quarter ending June 30, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliabile, but we cannot guarantee the accuracy or completeness of such information.

         The Bank continued to post a stronger capital growth rate than the Peer Group (positive 14.1 percent versus negative 7.5 percent for the Peer Group). Higher dividend payments and stock repurchases (the Peer Group is comprised of full stock companies), as well as possible negative SFAS 115 adjustments, were likely factors that accounted for the Peer Group's negative capital growth rate. Following the increase in capital realized from conversion proceeds, the Bank's capital growth rate will be depressed by a higher pro forma capital position and comparatively lower marginal returns, dividends which will be paid on all outstanding shares (dividends on shares owned by the mutual holding company have been waived to date) and potentially stock repurchases.

         Table 3 displays comparative operating results for Harbor Florida and the Peer Group, based on their earnings for the twelve months ended September 30, 1997 or the most recent data available, respectively. Updated earnings for the Bank relative to the Peer Group changed from the Original Appraisal as a result of omitting the SAIF assessment from the trailing twelve month earnings (for the Bank only). Omitting the impact of the SAIF assessment from the Peer Group companies, however, suggests that the overall composition of earnings is largely unchanged from the Original Appraisal. For example, Harbor Florida continues to generate a comparable level of net interest income relative to the Peer Group (3.63 percent of average assets versus 3.57 percent for the Peer Group), a more favorable level of non-interest "other" income (0.36 percent of average assets versus 0.27 percent) and a lower more favorable level of G&A expenses.

         As a result of elimination of the SAIF assessment from the trailing twelve month earnings base at September 30, 1997, the Bank's level of non-operating losses in the Updated Appraisal was considerably more favorable than the Peer Group (several companies of whose trailing twelve month earnings still included the SAIF assessment). Non-operating items totaled a positive 0.03 percent of average assets for Harbor Florida versus 0.15 percent loss for the Peer Group. Both Harbor Florida and the Peer Group companies are in a fully taxable position with effective tax rates in the range of 39.3 and 44.3 percent, respectively.

     3.  Stock Market Conditions

         Since the date of the Original Appraisal, the performance of the overall stock market has been mixed. Lower interest rates provided for a positive stock market environment in the beginning of October. However, congressional testimony by the Federal Reserve Chairman, in which he indicated that it would be difficult to maintain the current balance between tight labor markets and low inflation, caused stock and bond prices to skid in mid-October. Disappointing third quarter earnings in the technology the sector sharpened the sell-off in the stock market, with the Dow Jones Industrial Average ("DJIA") posting consecutive losses of more than 1.0 percent on October 16 and 17.

         Stocks bounced back in early-week trading the following week, reflecting positive third quarter earnings surprises posted by some of the blue chip stocks. However, the recovery was abbreviated by global selling pressure led by the decline in the Hong Kong stock market, as the DJIA posted a two-day loss approximating 320 points on October 23 and 24. The sell-off in the world financial markets turned into a rout on the following Monday, with a 5.8 percent decline in the Hong Kong stock market fueling the largest ever point decline in the DJIA. On October 24, the DJIA declined 554 points or 7.2 percent. While the selling was broad based, technology stocks sensitive to Asian demand experienced some of the sharpest declines. The turmoil in the stock market provided for a sharp rally in bond prices, reflecting a flight to quality by skittish investors. The stock market recovered strongly the day after the record breaking point decline, as the DJIA surged a record breaking 337 points on October 28. Bond prices declined sharply as investors pulled out of the Treasury market to reinvest into the stock market. Market conditions remained uneven through the week ended October 31, which was followed by a soaring stock market on November
3. The DJIA posted a 232 point increase on November 3, which was supported by a resurgence in the Hong Kong market.

         Following the one day rally, volatility returned to the stock market through mid-December. The market's uneven performance was largely attributable to the ongoing influence of the international markets, particularly the Asian and Latin American markets. Bond prices benefitted from the turbulent stock market environment, despite the October unemployment rate dropping to a 24-year low of 4.7 percent. In mid-November, the yield on the 30-year bellwether Treasury issue approached 6.0 percent, its lowest level since February 1996 and the yield on the long bond dropped below 6.0 percent in mid-December. On December 19, 1997, the DJIA closed at 7756.3 a decline of 2.0 percent since the date of the Original Appraisal.

         Since the Original Appraisal, thrift issues in general have outperformed the overall stock market. Declining interest rates supported an advance in thrift prices in early-October; however, the upward trend in thrift prices stalled in mid-October, as interest rates moved higher following warnings by the Federal Reserve Chairman of inflation creeping back into the economy due to the tight labor markets. Thrift stocks gyrated in conjunction with the overall market in late-October, with the SNL index declining by 5.2 percent on October 27 and increasing by 2.4 percent on October 28. Thrift prices further recovered on October 29, which was supported by a rally in the bond market. Aided by the favorable interest rate climate, thrift stocks posted further gains in early-November and then retreated modestly in mid-November. Thrift and bank issues retreated on concerns that a slowing U.S. economy could lead to weaker loan demand and higher delinquency rates. However, led by the strengthening bond market, thrift and bank issues moved higher during the third week of November. On December 19, 1997, the SNL Index for all publicly-traded thrifts closed at 793.0, an increase of 8.8 percent since the date of the Original Appraisal.


         Consistent with the SNL index, the pricing measures for all publicly-traded SAIF-insured thrifts were generally higher since the date of the Original Appraisal. Comparatively, the pricing measures for the Peer Group exhibited slightly less notable increases since the date of the Original Appraisal. Consistent with the original appraisal, the Peer Group maintained a slightly lower price/book ratio and a slightly higher price/core earnings multiple relative to the comparative averages for all publicly-traded SAIF-insured thrifts. Since the date of the Original Appraisal, eight out of the eleven Peer Group companies were trading at higher prices as of December 19, 1997.


                         Average Pricing Characteristics

                                                   At          At
                                                Sept 19,    Dec. 19,     %
                                                  1997        1997    Change
                                                  ----        ----    ------
Peer Group
----------
Price/Earnings(x) ............................    23.69x      22.94x   (3.2)%
Price/Core Earnings(x) .......................    22.87       23.18     1.4
Price/Book(%) ................................   145.70%     154.27%    5.9
Price/Tangible Book(%) .......................   151.90      162.77     7.2
Price/Assets(%) ..............................    23.11       23.21     0.4
Avg. Market Capitalization ($Mil) ............  $240.92     $256.48     6.5

SAIF-Insured Thrifts
--------------------
Price/Earnings(x) ............................    21.97x      19.71x  (10.3)%
Price/Core Earnings(x) .......................    19.21       20.54     6.9
Price/Book(%) ................................   147.62%     160.69%    8.9
Price/Tangible Book(%) .......................   151.49      164.70     8.7
Price/Assets(%) ..............................    18.04       19.62     8.8
Avg. Market Capitalization ($Mil) ............  $163.06     $179.01     9.8

Recent  Conversions Last Three Months(1)
----------------------------------------
Price/Core  Earnings(x) ......................    29.17x      27.03x   (7.3)%
Price/Tangible Book(%) .......................   119.82%     134.46%   12.2

----------

(1)  Ratios based on conversions completed for prior three months.

         Shown in Table 4 is a summary of recently completed conversions which closed in the last three months. Relative to the Original Appraisal date, which reflected pricing ratios as of September 19, 1997, the newly converted companies increased in value by 12.2 percent on a price-to-book basis, from an average
119.82 percent pro forma P/TB ratio at September 19, 1997, to 134.46 percent as of December 19, 1997. Comparatively, a 7.3 percent decrease was recorded in the pro forma core P/E multiple for the recent conversions over the corresponding time frame.

         Table 5 reflects the pricing characteristics and after-market trends for second step conversions of mutual holding companies. The Bank's P/B ratio is priced at a premium relative to these transactions reflecting today's strong market for thrift issues generally as well as new issues.

Summary of Adjustments

         We have changed one key valuation parameter since the Original Appraisal, as shown below.


                                                                Current
                                              Previous         Valuation
Key Valuation Parameters:               Valuation Adjustment   Adjustment
-------------------------               --------------------   ----------
Financial Condition ....................    No Adjustment      No Change
Profitability, Growth and Viability
  of Earnings ..........................    Slight Downward    No Change
Asset Growth ...........................    No Adjustment      No Change
Primary Market Area ....................    Slight Upward      No Change
Dividends ..............................    No Adjustment      No Change
Liquidity of the Shares ................    No Adjustment      No Change
Marketing of the Issue .................    No Adjustment      No Change
Management .............................    No Adjustment      No Change
Effect of Government Regulations
  & Regulatory Reform ..................    No Adjustment      Moderate Downward


         There were no material changes in the updated financial condition of the Bank and the Peer Group and in their updated operating results. Harbor Florida's balance sheet remained substantially unchanged while core earnings remained above the Peer Group average. The factors concerning the valuation parameters of asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, and management did not change since the Original Appraisal date. Accordingly, those parameters were not discussed further in this update.

         The adjustment for the effect of government regulations and regulatory reform has been changed from a "no adjustment" to a "moderate downward" adjustment due to a change in regulatory policy adopted by the Office of Thrift Supervision regarding waived dividends by MHC institutions that were previously grandfathered. Specifically, the change in policy requires an adjustment to the minority ownership interest to reflect waived dividends considered to be excess dividends by the OTS. Based on this change in OTS policy, the minority stockholders will in aggregate hold a lower ownership interest after the second step. The downward valuation adjustment for this factor is warranted because the Peer Group members are not subject to this change in policy.

         The new issue market for thrift stocks remains strong with all the recent issues being oversubscribed and trading above their IPO price. We also considered the updated pricing information indicated for the Peer Group (which is slightly higher relative to the Original Appraisal) and the continued retention of earnings by Harbor Florida through the quarter ended September 30, 1997. We have also considered the increase in the trading price of Harbor Florida's stock from $57.50 as of September 19, 1997 to $66.00 as of December 19, 1997, but have

                                    Table 4
                          Market Pricing Comparatives
                         Prices As of December 19, 1997


                                            Market          Per Share Data
                                        Capitalization      ---------------
                                      ------------------     Core    Book                       Pricing Ratios(3)
                                      Price/      Market    12-Mth   Value/    ------------------------------------------------
Financial Institution                 Share(1)     Value    EPS(2)   Share       P/E       P/B        P/A      P/TB      P/CORE
---------------------                 --------     -----    ------   -----       ---       ---        ---      ----      ------
                                         ($)       ($Mi1)    ($)       ($)       (x)       (%)        (%)        (%)       (x)
SAIF-Insured Thrifts ............       23.76     179.01     1.08     15.02     19.71     160.69     19.62     164.70     20.54
Converted Last
 3 Mths (no MHC) ................       15.82      57.26     0.49     12.05     27.03     133.41     25.00     134.46     27.03

Comparable Group
----------------

Converted Last 3 Mths (no MHC)
------------------------------
EBI Equality Bancorp
 of MO ..........................       14.75      36.67     0.53      9.95     27.83     148.24     14.70     148.24     27.83
FSFF First SecurityFED
 Fin of IL ......................       16.00     102.53     0.61     12.80     26.23     125.00     33.79     125.00     26.23
HCBC High Country
 Bancorp of CO ..................       15.25      20.18     0.38     12.86        NM     118.58     23.08     118.58        NM
OTFC Oregon Trail
 Fin. Corp of OR ................       15.94      74.84     0.59     13.29     27.02     119.94     28.80     119.94     27.02
RVSB Riverview
 Bancorp of WA ..................       15.50      94.98     0.45      9.56        NM     162.13     33.65     168.48        NM
SHSB SHS Bancorp,
 Inc. of PA .....................       17.50      14.35     0.41     13.83        NM     126.54     15.99     126.54        NM


                                                                               Financial Characteristics(6)
                                       Dividends(4)            -------------------------------------------------------------
                                 -------------------------                                    Reported             Core
                                 Amount/          Payout       Total     Equity/   NPAs     --------------    --------------
Financial Institution             Share   Yield   Ratio(5)     Assets    Assets   Assets      ROA     ROE      ROA       ROE
---------------------             -----   -----   --------     ------    ------   ------      ---     ---      ---       ---
                                   ($)     (%)       (%)       ($Mil)      (%)      (%)       (%)     (%)       (%)      (%)
SAIF-Insured Thrifts .........    0.37     1.58     30.69       1,161     13.14     0.76     0.89     7.87     0.86     7.60
Converted Last
 3 Mths (no MHC) .............    0.00     0.00      0.00         212     18.97     0.43     0.84     4.93     0.83     4.87

Comparable Group
----------------

Converted Last 3 Mths (no MHC)
------------------------------
EBI Equality Bancorp
 of MO .......................    0.00     0.00      0.00         249      9.92     0.29     0.53     5.33     0.53     5.33
FSFF First SecurityFED
 Fin of IL ...................    0.00     0.00      0.00         303     27.03       NA     1.29     4.77     1.29     4.77
HCBC High Country
 Bancorp of CO ...............    0.00     0.00      0.00          87     19.46     0.23     0.58     2.95     0.58     2.95
OTFC Oregon Trail
 Fin. Corp of OR .............    0.00     0.00      0.00         260     24.02     0.07     1.07     4.44     1.07     4.44
RVSB Riverview
 Bancorp of WA ...............    0.00     0.00      0.00         282     20.76     0.14     1.22     9.14     1.17     8.75
SHSB SHS Bancorp,
 Inc. of PA ..................    0.00     0.00      0.00          90     12.64     1.43     0.37     2.96     0.37     2.96

------------

(1)  Average of High/Low or Bid/Ask price per share.

(2) EPS (estimated core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.

(3) P/E - Price to earnings; P/B - Price to book; P/A - Price to assets; P/TB - Price to tangible book value; and P/CORE - Price to estimated core earnings.

(4)  Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

                                    Table 5
                Pricing Characteristics and After--Market Trends
                            Second Step Conversions


Institutional Information                                                      Pre-Conversion Data
                                                                    ----------------------------------------
                                                                       Financial Info.        Asset Quality
                                                                    --------------------      --------------
                                       Conversion                                Equity/       NPAs/    Res.
Institution                   State       Date        Ticker        Assets       Assets       Assets    Cov.
-----------                   -----       ----        ------        ------       ------       ------    ----
                                                                     (Mil)         (%)        (%)(2)    (%)
                                                                    -------------------       --------------
Equality Bancorp. Inc.          MO*      12/02/97      EBI         $  239          5.82%       0.29%     41%
Riverview Bancorp. Inc.         WA       10/01/97      RVSB           230         11.24        0.14     245
Bayonne Bancshares              NJ       08/22/97      FSNJ           577          8.33        0.81      53
Montgomery Fin. Corp.           IN       07/01/97      MONT            94          9.83        0.91      20
Cumberland Mtn. Bancshrs        KY*      04/01/97      P.Sheet         92          5.14        1.31      19
Kenwood Bancorp                 OH*      07/01 96      P.Sheet         48          6.88        0.00      NM
Commonwealth Bancorp            PA*      06/17/96      CMSB         2,054          6.71        0.51     109
Westwood Financial Corp.        NJ       06/07/96      WWFC            85          7.05        0.00      NM
Jacksonville Bancorp            TX       04/01/96      JXVL           198         10.47        1.41      36
North Central Bancshares        IA       03/21/96      FFFD           180         16.47        0.17     562
Fidelity Financial of Ohio      OH*      03/04/96      FFOH           227         13.23        0.50      69
First Colorado Bancorp          CO*      01/02/96      FFBA         1,400         12.71        0.31      20
Charter Financial               IL*      12/29/95      CBSB           293         12.17        0.27     281
American Nat'l Bancorp          MD*      11/03/95      ANBK           426          6.80        2.23      67
First Definance Fin. Corp.      OH*      10/02/95      FDEF           476         15.27        0.24     135
Community Bank Shares           IN*      04/10/95      CBIN           205          7.00        0.33      80
Fed One Bancorp                 WV*      01/19/95      FOBC           305          9.2         0.32     142
Home Financial Corp.            FL*      10/25/94      HOFL         1,005         13.4         0.91      44
Jefferson Bancorp               LA*      08/18/94      JEBC           257          6.3         0.9       25

  Averages:                                                        $  442          9.69%       0.61%    115%
  Medians:                                                         $  239          9.25%       0.33%     53%


                                                 Offering Information                        Insider Purchases
                                            ------------------------------         --------------------------------
                                                                                      Benefit Plans
                                                                                   -------------------
                                            Gross       % of         Exp./                      Recog.        Mgmt.
                                             Proc.       Mid.        Proc.         ESOP         Plans        & Dirs
                                             -----       ----        -----         ----         -----        ------
                                            ($Mil)       (%)          (%)           (%)          (%)         (%)(3)
                                            ------------------------------         --------------------      ------
Equality Bancorp. Inc.                     $ 13.2        115%         3.9%          9.0%         5.0%         10.6%
Riverview Bancorp. Inc.                      35.7        132          2.8           8.0          4.0           2.9
Bayonne Bancshares                           48.7        132          3.8           8.0          4.0          10.0
Montgomery Fin. Corp.                        11.9        132          4.5           8.0          4.0           4.6
Cumberland Mtn. Bancshrs                      4.4        132          8.0           6.2          4.0           4.5
Kenwood Bancorp                               1.6        102         22.2           8.0          4.0           6.4
Commonwealth Bancorp                         98.7        110          1.9           8.0          4.0           0.1
Westwood Financial Corp.                      3.9         99          9.9           0.0          0.0           2.5
Jacksonville Bancorp                         16.2        106          4.4           8.0          4.0           2.0
North Central Bancshares                     26          106          3.5           3.2          0.0           0.5
Fidelity Financial of Ohio                   22.8        132          3.2           8.0          4.0           5.6
First Colorado Bancorp                      134.1        105          1.9          10.0          2.0           2.0
Charter Financial                            29.2        116          3.4           3.3          0.0           0.1
American Nat'l Bancorp                       21.8        132          3.3           8.0          4.0           0.6
First Definance Fin. Corp.                   64.8        132          2.3           8.0          4.0           0.9
Community Bank Shares                        10.1        132          4.4           8.0          0.0          17.9
Fed One Bancorp                              16.1         85          7.7           7.0          4.0           0.9
Home Financial Corp.                        175.6        112          3.1           8.0          4.0           0.6
Jefferson Bancorp                            16.1        107          3.9           7.0          3.0           1.5

  Averages:                                $ 39.5        117%         5.2%          7.0%         3.1%          3.9%
  Medians:                                 $ 21.8        115%         3.8%          8.0%         4.0%          2.0%


                                                                     Pro Forma Data
                                   ----------------------------------------------------------------------------------
                                                 Pricing Rations(4)                          Fin. Characteristics
                                   --------------------------------------------        ------------------------------
                                   P/TB         P/E(7)       P/Core        P/A          ROA         TE/A          ROE
                                   ----         ------       ------        ---          ---         ----          ---
                                    (%)          (x)          (x)          (%)          (%)          (%)          (%)
                                   --------------------------------------------        ------------------------------
Equality Bancorp. Inc.             100.5%        18.8         18.8         10.0%        0.5%         9.9%         5.4%
Riverview Bancorp. Inc.            109.0         17.7         17.7         23.6         1.3         21.6          6.2
Bayonne Bancshares                 100.9           NM           NM         14.6        -0.5         14.4         -6.6
Montgomery Fin. Corp.               89.1         24.1         24.1         16.0         0.7         17.9          3.7
Cumberland Mtn. Bancshrs            81.2         13.8         13.8          7.1         0.5          8.8          5.9
Kenwood Bancorp                     67.6           NM           NM          6.0         0.1          8.8          1.7
Commonwealth Bancorp               109.3         12.1         12.5          8.4         0.7          6.7         10.4
Westwood Financial Corp.            80.0         10.1         10.1          7.3         0.7          9.2          7.9
Jacksonville Bancorp                77.7         14.9         14.9         12.6         0.8         16.2          5.2
North Central Bancshares            74.2         12.1         12.5         19.7         1.6         26.5          6.1
Fidelity Financial of Ohio          82.6         18.1         18.1         16.6         0.9         20.0          4.6
First Colorado Bancorp              87.0         12.7         13.4         13.2         1.0         15.2          6.9
Charter Financial                   81.4         12.3         12.3         15.5         1.3         19.1          6.6
American Nat'l Bancorp              83.9         17.7         17.7          9.0         0.5         10.7          4.7
First Definance Fin. Corp.          85.6         18.2         18.2         20.6         1.1         24.1          4.7
Community Bank Shares               85.5         10.3          9.0          9.3         0.9         10.9          8.3
Fed One Bancorp                     67.9          9.0          9.0          8.8         1.0         13.0          7.6
Home Financial Corp.                86.4         10.6         12.4         21.3         2.0         24.6          8.2
Jefferson Bancorp                   71.7         10.2         10.2          7.9         0.8         11.1          7.0

  Averages:                         85.3%        14.3         14.4         13.0%        0.8%        15.2%         5.5%
  Medians:                          83.9%        12.3         12.5         12.6%        0.8%        14.4%         6.1%


                                                                  Post-IPO Pricing Trends
                                    --------------------------------------------------------------------------------
                                                                          Closing Price:
                                                --------------------------------------------------------------------
                                                 First                   After                     After
                                     IPO        Trading       %          First         %           First         %
                                    Price         Day        Chg.        Week(5)      Chg.        Month(6)      Chg.
                                    -----         ---        ----        -------      ----        --------     -----
                                     ($)          ($)        (%)           ($)        (%)           ($)         (%)
                                    ------      ------------------       ------------------       ------------------
Equality Bancorp. Inc.             $10.00       $13.50       35.0%       $15.38       53.8%       $14.50       45.0%
Riverview Bancorp. Inc.             10.00        13.25       32.5         13.63       36.2         13.25       32.5
Bayonne Bancshares                  10.00        11.75       17.5         11.88       18.8         12.38       23.8
Montgomery Fin. Corp.               10.00        11.13       11.2         11.25       12.5         12.13       21.2
Cumberland Mtn. Bancshrs            10.00        11.88       18.8         12.25       22.5         12.63       26.3
Kenwood Bancorp                     10.00           NT         NA            NT         NA            NT         NA
Commonwealth Bancorp                10.00        10.50        5.0         10.75        7.5         10.00        0.0
Westwood Financial Corp.            10.00        10.75        7.5         10.38        3.8         10.62        6.2
Jacksonville Bancorp                10.00         9.75       -2.5          9.63       -3.8          9.88       -1.2
North Central Bancshares            10.00        10.88        8.7         10.69        6.9         10.44        4.4
Fidelity Financial of Ohio          10.00        10.50        5.0         10.00        0.0         10.13        1.3
First Colorado Bancorp              10.00        11.44       14.4         11.63       16.3         12.00       20.0
Charter Financial                   10.00        10.81        8.1         10.88        8.7         11.38       13.8
American Nat'l Bancorp              10.00         9.38       -6.3          9.75       -2.5          9.88       -1.2
First Definance Fin. Corp.          10.00        10.38        3.8         10.31        3.1         10.13        1.3
Community Bank Shares               10.00        12.00       20.0         12.75       27.5         12.25       22.5
Fed One Bancorp                     10.00        11.00       10.0         11.00       10.0         11.62       16.2
Home Financial Corp.                10.00         9.59       -4.1         10.00        0.0         10.31        3.1
Jefferson Bancorp                   10.00        13.00       30.0         14.25       42.5         14.25       42.5

  Averages:                        $10.00        11.19%      11.9%       $11.47       14.7%       $11.54       15.4%
  Medians:                         $10.00        10.88%       8.7%       $10.88        8.7%       $11.38       13.8%

------------

Note:  "NT" - Not Traded; "NA" - Not applicable, Not available.

(1)  Non-OTS regulated thrifts.

(2)  As reported in summary pages of prospectus.

(3)  As reported in prospectus.

(4)  Does not take into account the adoption of SOP 93-6.

(5)  Latest price if offering less than one week old.

(6)  Latest price if offering more than one week but less than one month old.

(7) Price to core earnings if converted after 9/30/96 due to impact of SAIF assessment.

discounted this factor somewhat given the different characteristics of the minority shares versus the shares following the second step conversion. In addition, the current trading price of the stock does not reflect the market's perception regarding the change in OTS policy regarding dividend waivers and accordingly cannot be relied upon as an indicator of value. Overall, taking into account the foregoing factors and placing significant weight on the approximate 2-7 percent increase in the Peer Group pricing, we believe that an increase in Harbor Florida's pro forma value is appropriate.

Valuation Approaches

         In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Harbor Florida's to-be-issued stock -- the price/earnings
("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds from selling the MHC's interest to the public. In computing the pro forma impact of the conversion and the related pricing ratios, the valuation parameters for effective tax rate, reinvestment rate, offering expenses and stock benefit plan assumptions have been derived from the assumptions set forth in the prospectus. The pro forma assumptions are summarized in Exhibits 3 and 4.

         Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. To capture the anticipated aftermarket trading of the Holding Company's stock, the updated appraisal also incorporates a technical analysis of recently completed stock conversions, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

         Based on the foregoing, we have concluded that the pro forma market value range of the Holding Company's stock is subject to an increase. Therefore, as of December 19, 1997, the pro forma market value of the Holding Company's conversion stock has been increased from $215,334,643 to $232,129,698 (please note that these figures reflect rounding of the stock offering amount). This updated midpoint value reflects a 7.8 percent increase in value relative to the Original Appraisal. The increase takes into account the improved financial condition of Harbor Florida, the updated pricing of the Peer Group companies, the upward change in the valuation adjustment for stock market conditions, the downward adjustment in the valuation adjustment for the effect of government regulations and regulatory reform, and other factors that we considered relevant.

         Since the date of the Original Appraisal, a limited number of stock options have been exercised such that the ownership interest held by the MHC has been reduced slightly from 53.41 percent in the Original Appraisal to 53.37 percent currently. Pursuant to federal policy as established subsequent to February 1, 1995, the minority ownership interest is required to be adjusted pursuant to a two-step process to reflect both waived dividends and assets held by the MHC. While the MHC was formed prior to this date (and thus dividends waived by the MHC would normally be exempt from this minority ownership interest adjustment), the OTS has determined that portion of the dividends waived by the MHC are considered to be excess and should result in a dilution in the minority stockholders' ownership interest. Taking this adjustment into account will increase the resulting MHC ownership interest to 54.28 percent on a pro forma basis. Thus, our calculations for the exchange ratio and the size of the offering were based upon a pro forma ownership interest of 45.72 percent and
54.28 percent, respectively, for the Public Shares and the offering shares.

         The Bank has adopted Statement of Position ("SOP" 93-6) which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares.

For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank's shareholders. However, we have considered the impact of the Bank's adoption of SOP 93-6 in the determination of pro forma value.

         1. P/TB Approach. Based on the updated midpoint value of $232.1 million, the Holding Company's pro forma P/TB ratio at the midpoint equaled
114.20 percent (compared to 113.02 percent in the Original Appraisal). The resulting discount relative to the Peer Group's average P/TB ratio equaled 29.8 percent. Relative to the average of recent conversions, the Holding Company's pro forma P/TB ratio was at a discount of 15.1 percent.

         2. P/E Approach. The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple times the pro forma earnings base. Ideally, the pro forma earnings base is composed principally of the Bank's recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of net conversion proceeds. As shown below, the Bank recorded a limited number of non-operating items during the twelve month period which were all deemed non-operating and not included in the core earnings base. The Bank's core earnings were calculated to equal the following (Note: the adjustments applied to the Peer Group's earnings in the calculation of core earnings are shown in Exhibit 2, including the SAIF assessment):


                                            Amount
                                            ------
                                            ($000)

Net Income                                 $13,327
Less: Non-Operating Income                    (333)
Tax-Effect Adjustments @40.7%                  135
                                           -------
Adjusted (Core) Income After Tax           $13,129


         Based on Harbor Florida's core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Holding Company's core P/E multiple at the midpoint value of $232.1 million equaled 14.73 times (versus the 13.68 times multiple indicated by the midpoint valuation in the Original Appraisal). Comparatively, the Peer Group posted an average core P/E multiple of
23.18 times, which indicated a discount of 36.4 percent in the Holding Company's core P/E multiple (versus a discount of 40.2 percent as indicated in the Original Appraisal). The implied conversion pricing ratios relative to the Peer Group's pricing ratios are indicated in Table 6, and the updated pro forma calculations are detailed in Exhibits 3 and 4.

         3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $232.1 million updated midpoint value, Harbor Florida exhibited a pro forma P/A ratio of 18.71 percent (compared to 17.71 percent in the Original Appraisal). In comparison to the Peer Group's average P/A ratio of
23.21 percent, Harbor Florida's P/A ratio indicated a discount of 19.4 percent (versus a discount of 23.4 percent at the midpoint valuation in the Original Appraisal).

Summary

         We have concluded that Harbor Florida's estimated pro forma market value should be increased since the date of the Original Appraisal based on the growth of the Bank's capital and earnings and updated market prices.

Accordingly, it is our opinion, as of December 19, 1997 the aggregate pro forma market value of the Holding Company, inclusive of the sale of the MHC's ownership interest in the Subscription and Community Offering was $232,129,698 at the midpoint. Based on this valuation and the approximate 54.28 percent ownership interest being sold in the Subscription and Community Offerings, the midpoint value of the Holding Company's stock offering was $126,000,000 (i.e.,
0.5428 x $232,129,698), equal to 12,600,000 shares at a per share value of $10.00. Pursuant to OTS conversion guidelines, the 15 percent offering range includes a minimum offering value of $107,100,000 and a maximum value of $144,900,000. Based on the $10.00 per share offering price, this range equates to an offering of 10,710,000 shares at the minimum to 14,490,000 shares at the maximum. The Holding Company's offering also includes a provision for a superrange, which if exercised, would result in an offering size of $166,635,000, equal to 16,663,500 shares at the $10.00 per share offering price. The comparative pro forma valuation ratios relative to the Peer Group are shown in Tabley6, and the key valuation assumptions are detailed in Exhibity3. The pro forma calculations for the range are detailed in Exhibit 4.

Establishment of Exchange Ratio

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for common stock of the Holding Company. The Board of Directors of the Mutual Holding Company has independently established a formula to determine the exchange ratio. The formula takes into account the dividends considered to be excess by the OTS, resulting in a pro forma ownership for the Public Shares of 45.72 percent. Pursuant to the formula, the Exchange Ratio will be determined at the end of the Holding Company's stock offering based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the Exchange Ratio would be 3.8899 shares, 4.5764 shares, 5.2629 shares and 6.0523 shares of Harbor Florida Bancorp stock issued for each Public Share, at the minimum, midpoint, maximum and supermaximum of the offering, respectively. The Exchange Ratio formula and share exchange procedures were determined independently by the Board of Directors. RP Financial expresses no opinion on the proposed exchange of Holding Company shares for the Public Shares or on the proposed Exchange Ratio.



                                               Respectfully submitted,

                                               RP FINANCIAL, LC.



                                               William E. Pommerening
                                               Chief Executive Officer


                                               James J. Oren
                                               Vice President

                                     Table 6
                              Public Market Pricing
                   Harbor Florida Bancorp and the Comparables
                             As of December 19, 1997

                                         Market       Per Share Data
                                     Capitalization   --------------                                              Dividends(4)
                                    ----------------   Core    Book             Pricing Ratios(3)           ------------------------
                                     Price/   Market  12-Mth  Value/  ------------------------------------  Amount/          Payout
                                    Share(1)   Value  EPS(2)  Share    P/E     P/B    P/A    P/TB   P/CORE   Share   Yield  Ratio(5)
                                    --------  ------  ------  ------  -----  ------  -----  ------  ------  -------  -----  --------
                                       ($)    ($Mil)    ($)     ($)    (x)     (%)    (%)     (%)     (x)     ($)     (%)      (%)
Harbor Florida Bancorp of FL
----------------------------
   Superrange                         10.00   306.99   0.55    7.88   18.26  126.97  24.06  128.59   18.48    0.23    2.31    42.24
   Range Maximum                      10.00   266.95   0.61    8.35   16.32  119.81  21.24  121.47   16.52    0.27    2.66    43.42
   Range Midpoint                     10.00   232.13   0.69    8.89   14.55  112.52  18.71  114.20   14.73    0.31    3.06    44.51
   Range Minimum                      10.00   197.31   0.79    9.62   12.68  103.95  16.12  105.65   12.85    0.36    3.60    45.65

SAIF-Insured Thrifts(7)
-----------------------
   Averages                           23.76   179.01   1.08   15.02   19.71  160.69  19.62  164.70   20.54    0.37    1.58    30.69
   Medians                               --       --     --      --   19.34  152.52  18.22  155.86   20.36      --      --       --

All Non-MHC State of FL(7)
--------------------------
   Averages                           23.59   462.45   0.85   11.42   19.16  195.87  20.79  223.77   25.08    0.22    0.78    19.61
   Medians                               --       --     --      --   20.01  218.63  12.62  277.45   25.19      --      --       --

Comparable Group Averages
-------------------------
   Averages                           26.14   256.48   1.14   17.40   22.94  154.27  23.21  162.77   23.18    0.49    1.77    41.06
   Medians                               --       --     --      --   23.23  153.59  21.42  159.19   22.04      --      --       --

State of FL
-----------
BANC  BankAtlantic Bancorp of FL      16.12   359.09   0.64    7.03   13.21  229.30  12.62  277.45   25.19    0.13    0.81    20.31
BKUNA BankUnited SA of FL             15.37   146.52   0.44    7.03      NM  218.63   6.83  277.94      NM    0.00    0.00     0.00
FFLC  FFLC Bancorp of Leesburg FL     22.00    84.37   0.89   13.73   23.40  160.23  22.01  160.23   24.72    0.29    1.32    32.58
FFPB  First Palm Beach Bancorp of FL  39.25   198.13   1.55   22.39   21.22  175.30  10.96  179.47   25.32    0.70    1.78    45.16
OCN   Ocwen Financial Corp. of FL     25.19  1524.12   0.75    6.91   18.80      NM  51.56      NM      NM    0.00    0.00     0.00

Comparable Group
----------------
DIME  Dime Community Bancorp of NY    23.50   269.69   1.07   14.81   21.36  158.68  21.42  184.17   21.96    0.24    1.02    22.43
FFLC  FFLC Bancorp of Leesburg FL     22.00    84.37   0.89   13.73   23.40  160.23  22.01  160.23   24.72    0.29    1.32    32.58
FFBA  First Colorado Bancorp of Co    23.62   389.38   1.10   12.00   21.28  196.83  25.74  199.32   21.47    0.52    2.20    47.27
FWWB  First Savings Bancorp of WA     26.87   275.34   0.94   14.92   27.14  180.09  25.63  194.99   28.59    0.28    1.04    29.79
FFIC  Flushing Fin. Corp. of NY       23.00   183.61   1.04   17.08   23.23  134.66  19.12  140.24   22.12    0.24    1.04    23.08
GAF   GA Financial Corp. of PA        18.50   147.50   0.91   14.72   19.68  125.68  18.38  126.89   20.33    0.48    2.59    52.75
HFNC  HFNC Financial Corp. of NC      14.56   250.32   0.53    9.48   23.48  153.59  28.88  153.59   27.47    0.28    1.92    52.83
ISBF  ISB Financial Corp. of LA       29.00   200.13   0.96   16.70   29.90  173.65  20.93  202.94      NM    0.50    1.72    52.08
JSB   JSB Financial, Inc. of NY       49.19   486.88   2.64   35.91   16.56  136.98  31.80  136.98   18.63    1.40    2.85    53.03
KFBI  Klamath First Bancorp of OR     20.87   209.10   0.85   14.42   24.55  144.73  21.34  159.19   24.55    0.32    1.53    37.65
OCFC  Ocean Fin. Corp. of NJ          36.44   297.93   1.66   27.63   21.69  131.89  20.01  131.89   21.95    0.80    2.20    48.19

                                               Financial Characteristics(6)
                                      ----------------------------------------------
                                                               Reported      Core       MEMO:      MEMO:
                                       Total  Equity/  NPAs/  ----------  ----------  Exchange  Conversion
                                      Assets  Assets  Assets   ROA   ROE   ROA   ROE    Ratio    Proceeds
                                      ------  ------- ------  ----  ----  ----  ----  --------  ----------
                                      ($Mil)    (%)     (%)    (%)   (%)   (%)   (%)              ($000)
Harbor Florida Bancorp of FL
----------------------------
   Superrange                         1,276    18.95   0.38   1.32  6.95  1.30  6.87   6.0523     $166.64
   Range Maximum                      1,257    17.72   0.39   1.30  7.34  1.29  7.25   5.2629      144.90
   Range Midpoint                     1,241    16.63   0.39   1.29  7.73  1.27  7.64   4.5764      126.00
   Range Minimum                      1,224    15.51   0.40   1.27  8.20  1.25  8.09   3.8899      107.10

SAIF-Insured Thrifts(7)
-----------------------
   Averages                           1,161    13.14   0.76   0.89  7.87  0.86  7.60
   Medians                               --       --     --     --    --    --    --

All Non-MHC State of FL(7)
--------------------------
   Averages                           2,028     8.55   1.62   1.20 14.66  0.80  9.61
   Medians                               --       --     --     --    --    --    --

Comparable Group Averages
-------------------------
   Averages                           1,086    15.21   0.43   1.13  6.64  1.08  6.39
   Medians                               --       --     --     --    --    --    --

State of FL
-----------
BANC  BankAtlantic Bancorp of FL      2,845     5.50   0.92   1.04 18.10  0.54  9.50
BKUNA BankUnited SA of FL             2,145     3.12   0.62   0.31  7.68  0.28  6.90
FFLC  FFLC Bancorp of Leesburg FL       383    13.73   0.18   1.00  6.81  0.94  6.44
FFPB  First Palm Beach Bancorp of FL  1,808     6.25   0.57   0.58  8.65  0.49  7.25
OCN   Ocwen Financial Corp. of FL     2,956    14.14   5.79   3.10 32.06  1.73 17.94

Comparable Group
----------------
DIME  Dime Community Bancorp of NY    1,385    13.50   0.60   1.09  6.91  1.06  6.72
FFLC  FFLC Bancorp of Leesburg FL       383    13.73   0.18   1.00  6.81  0.94  6.44
FFBA  First Colorado Bancorp of Co    1,513    13.08   0.20   1.21  8.92  1.20  8.84
FWWB  First Savings Bancorp of WA     1,074    14.23   0.27   1.06  6.79  1.01  6.44
FFIC  Flushing Fin. Corp. of NY         960    14.20   0.39   0.95  5.92  0.99  6.22
GAF   GA Financial Corp. of PA          802    14.63   0.24   1.09  6.28  1.05  6.08
HFNC  HFNC Financial Corp. of NC        867    18.80   0.92   1.23  5.43  1.05  4.64
ISBF  ISB Financial Corp. of LA         956    12.05   0.27   0.75  5.87  0.74  5.81
JSB   JSB Financial, Inc. of NY       1,531    23.22   1.07   1.93  8.61  1.71  7.65
KFBI  Klamath First Bancorp of OR       980    14.74   0.03   1.14  5.81  1.14  5.81
OCFC  Ocean Fin. Corp. of NJ          1,489    15.17   0.52   1.01  5.69  1.00  5.62

(1)  Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.